EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter 2021

Net Income of $2.2 Million, an Increase of 27.5% over 2020

Strong Loan and Deposit Growth in the Quarter

Quarterly Cash Dividend Increased 16.7%

Oswego, N.Y. — May 3, 2021 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced first quarter 2021 net income of $2.2 million compared to $1.6 million for the same three month period in 2020.  First quarter net income available to common shareholders was $1.6 million, or $0.36 per basic and diluted share, compared to $1.3 million, or $0.29 per basic and diluted share for the first quarter of 2020.  First quarter 2021 total revenue (net interest income and total noninterest income) of $10.4 million increased $878,000, or 9.2%, compared to $9.5 million for the first quarter of 2020.

2021 First Quarter Performance Highlights

•

Total interest-earning assets at March 31, 2021 were $1.2 billion, an increase of $231.2 million, or 23.0%, compared to $1.0 billion at March 31, 2020 and an increase of $77.9 million, or 6.7%, compared to $1.2 billion at December 31, 2020.

•

Total loans at March 31, 2021 were $865.3 million, an increase of $114.8 million, or 15.3%, compared to $750.5 million at March 31, 2020 and an increase of $39.8 million, or 4.8%, compared to $825.5 million at December 31, 2020.

•

Total deposits at March 31, 2021 were $1.07 billion, an increase of $169.0 million, or 18.8%, compared to $899.9 million at March 31, 2020 and an increase of $73.0 million, or 7.3%, compared to $995.9 million at December 31, 2020.

•	Total net interest income, before the provision for loan losses, for first quarter 2021 increased by $781,000, or 10.0%, to $8.6 million from $7.8 million for the prior year period.
•	Funding costs declined to 0.97%, a reduction of 52 basis points from 1.49% in the first quarter of 2020.

“At the 12-month mark of the COVID-19 pandemic, our team continues to perform above and beyond expectations, going the extra mile to help our customers weather the pandemic’s economic challenges,” said Thomas W. Schneider, President and Chief Executive Officer. “Along with helping our customers navigate this difficult time, our team’s efforts are providing strong top- and bottom-line results that benefit our shareholders. First quarter total revenue improved by more than 9%, reflecting double-digit improvement to net interest income compared to the first quarter 2020. The bottom-line result was record net income of $2.2 million, an increase of 27.5% over the first quarter of 2020, and an annualized quarterly return on equity of 8.62%.”

“This was another in a series of solid quarterly performances in an economic environment that remains challenging.  We continue to closely monitor credit quality and respond appropriately to evolving customer circumstances on a case-by-case basis. Net loan charge-offs remained minimal at an annualized rate of 0.05% of average loans. While nonperforming loans to period end loans remained higher than we would like at 2.47%, we believe this is more a reflection of technical factors related to the requirements of GAAP and regulatory accounting triggered by the pandemic’s restrictions on certain business sectors, than a reflection of a significant deterioration in credit quality. We remain comfortable with our current level of loan loss reserves, but will continue to make prudent provisions in this still uncertain credit environment.”

“Loan and deposit growth remained a significant strength in the first quarter, much as it has during the last 12 months. We added more than $39 million in loans in the first quarter, a significant portion of which came from our continued participation in the Paycheck Protection Program (“PPP”). We are very proud of our team’s continued focus on serving the needs of our customer base, and the effort involved in guiding them through the PPP process is an excellent example of that high level of support.  Along with helping to drive loan growth, PPP was a catalyst for continued strong deposit growth throughout 2020, as well as during the first quarter of 2021. Year-over-year deposit growth of nearly $170 million has helped to moderate our funding costs and substantially increased liquidity. At current funding levels, we’re very well positioned to continue to respond to future organic growth opportunities within our service area.”

“During March, our Board of Directors determined that it was appropriate to raise our quarterly cash dividend to $0.07 per share, based on the Bank’s continued solid performance and improved profitability. We’re pleased to be able to enhance our shareholder’s total return through appropriate dividend increases, while we remain focused on building additional tangible equity for the Company.”

Income Statement for the Quarter Ended March 31, 2021

Net Interest Income

First quarter 2021 net interest income was $8.6 million, an increase of $781,000, or 10.0%, compared to $7.8 million for the same quarter in 2020, primarily a result of an $882,000, or 27.0%, decrease in total interest expense.  Interest and dividend income in the first quarter was $10.9 million, compared to $11.0 million in the first quarter of 2020. The decrease in interest and dividend income was a result of a 70 basis point decrease in the average yield earned on loans in the first quarter of 2021 compared to the same quarter in 2020, partially offset by an increase of $176.7 million in the average balance of interest-earning assets. This decrease in the average rate earned on loans was consistent with the general decline in the interest rate environment following the onset of the COVID-19 pandemic, as well as the effect that relatively lower-yielding PPP loan balances had on overall loan portfolio yields. The decrease in the first quarter of 2021 interest expense was primarily a result of a 90 basis point decrease in the average interest rate paid on time deposits.  As a result of the factors noted above, the net interest margin for the first quarter of 2021 was 2.85%, an 18 basis point decline compared to 3.03% for the first quarter of 2020. The following table details the components of interest income and interest expense for the quarters ended March 31, 2021 and 2020:

(Unaudited)	For the three months ended
(In thousands, except per share data)	March 31, 2021	March 31, 2020	Change
Interest and dividend income:
Loans, including fees	$8,847	$9,242	$(395)	-4.3%
Debt securities:
Taxable	1,976	1,692	284	16.8%
Tax-exempt	29	7	22	314.3%
Dividends	87	70	17	24.3%
Federal funds sold and interest earning deposits	3	32	(29)	-90.6%
Total interest and dividend income	10,942	11,043	(101)	-0.9%
Interest expense:
Interest on deposits	1,527	2,556	(1,029)	-40.3%
Interest on short-term borrowings	3	57	(54)	-94.7%
Interest on long-term borrowings	295	445	(150)	-33.7%
Interest on subordinated loans	557	206	351	170.4%
Total interest expense	2,382	3,264	(882)	-27.0%
Net interest income	8,560	7,779	781	10.0%
Provision for loan losses	1,028	1,067	(39)	-3.7%
Net interest income after provision for loan losses	7,532	6,712	820	12.2%

Provision for Loan Losses

The first quarter 2021 provision for loan losses was $1.0 million, compared to $1.1 million for the prior year quarter.  The first quarter provision for loan losses reflects a prudent addition to reserves considering loan growth, asset quality metrics, and continued COVID-19 economic uncertainty. The credit-sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its proven conservative loan classification and reserve building methodologies to the analysis of these portfolios.   Please refer to the asset quality section below for a further discussion of asset quality as it relates to the allowance for loan loss.

Noninterest Income

First quarter 2021 noninterest income was $1.8 million, an increase of $97,000, or 5.5%, compared to $1.7 million for the same three-month period in 2020. Recurring noninterest income for the first quarter of 2021 was $1.3 million, reflecting a $46,000, or 3.7%, improvement over the first quarter of the prior year.  Recurring noninterest income in the first quarters of 2021 and 2020 excludes unrealized gains (losses) on equity securities, and gains on sales of loans, investment securities, foreclosed real estate and fixed assets.

The following table details the components of noninterest income for the quarters ended March 31, 2021 and 2020:

(Unaudited)	For the three months ended
(Dollars in thousands)	March 31, 2021	March 31, 2020	Change
Service charges on deposit accounts	$331	$356	$(25)	-7.0%
Earnings and gain on bank owned life insurance	125	116	9	7.8%
Loan servicing fees	90	49	41	83.7%
Debit card interchange fees	221	163	58	35.6%
Insurance agency revenue	280	337	(57)	-16.9%
Other charges, commissions and fees	243	223	20	9.0%
Noninterest income before gains (losses)	1,290	1,244	46	3.7%
Net gains on sales and redemptions of investment securities	-	26	(26)	-100.0%
Gains/(losses) on marketable equity securities	234	(194)	428	220.6%
Net gains on sales of loans and foreclosed real estate	120	672	(552)	-82.1%
Gains on sale of fixed assets	201	-	201	100.0%
Total noninterest income	$1,845	$1,748	$97	5.5%

Noninterest Expense

Total noninterest expense for the first quarter of 2021 was $6.6 million, an increase of $391,000, or 6.3%, in comparison to $6.2 million for the same three-month period in 2020. The increase was primarily a result of higher professional and other services fees, salaries and employee benefit expense and audits and exams expense. Management believes that the increases in professional and other services fees and audits and exams expense are primarily related to the Bank’s first year of increased internal controls testing under FDICIA requirements for institutions with assets greater than $1 billion and additional requirements placed on the Company as a result of the COVID-19 pandemic. Accordingly, the increases within these two categories of expenses are not expected to be representative of the levels of expenses in the remaining quarters of 2021.

The following table details the components of noninterest expense for the quarters ended March 31, 2021 and 2020:

(Unaudited)	For the three months ended
(Dollars in thousands)	March 31, 2021	March 31, 2020	Change
Salaries and employee benefits	$3,341	$3,247	$94	2.9%
Building and occupancy	793	754	39	5.2%
Data processing	676	600	76	12.7%
Professional and other services	417	316	101	32.0%
Advertising	246	176	70	39.8%
FDIC assessments	198	189	9	4.8%
Audits and exams	202	125	77	61.6%
Insurance agency expense	202	192	10	5.2%
Community service activities	48	107	(59)	-55.1%
Foreclosed real estate expenses	6	30	(24)	-80.0%
Other expenses	507	509	(2)	-0.4%
Total noninterest expenses	$6,636	$6,245	$391	6.3%

Balance Sheet at March 31, 2021

The Company’s total assets at quarter end were $1.3 billion, an increase of $79.7 million, or 6.5%, from $1.2 billion at December 31, 2020. This increase was primarily driven by increase in total loans and investment securities balances. Total loans of $865.3 million grew by $39.8 million, or 4.8%, compared with $825.5 million at December 31, 2020, primarily due to the Bank’s participation in the second round of the PPP. Investment securities totaled $326.8 million, an increase of $25.4 million compared to $301.3 million at December 31, 2020.

Total deposits at March 31, 2021 were $1.1 billion, an increase of $73.0 million, or 7.3%, from $995.9 million at December 31, 2020. Noninterest-bearing deposits totaled $197.5 million at March 31, 2021, an increase of $35.4 million, or 21.9%, from the 2020 year end. Interest-bearing deposit growth was a result of municipal deposit inflows related to seasonal tax collections, as well as increases in retail and commercial deposits.  The increase in noninterest-bearing deposits was primarily a result of the Bank’s participation in the PPP, as well as ongoing growth in business banking relationships.

Subordinated loans were $39.4 million at both March 31, 2021 and December 31, 2020. The Company exercised its option to redeem $10.0 million of subordinated loans that were outstanding at March 31, 2021 on April 1, 2021. The redemption of this $10.0 million component of the Company’s outstanding subordinated debt will prospectively reduce interest expense after April 1, 2021 by $625,000 annually.

Shareholders’ equity was $99.9 million at March 31, 2021, compared with $97.5 million on December 31, 2020. The increase was primarily a result of a $1.7 million increase in retained earnings, a $468,000 decrease in the accumulated other comprehensive loss, a $234,000 increase in additional paid in capital, and a $45,000 increase due to ESOP shares earned.

Asset Quality

The Bank’s asset quality metrics, as measured by net loan charge-offs to average loans, remained stable for the first quarter of 2021. Annualized net loan charge-offs to average loans were 0.05% for the first quarter 2021, compared with 0.07% for the first quarter of 2020 and 0.08% for the full year 2020. Nonperforming loans to total loans were 2.47% at March 31, 2021, a decrease of 11 basis points compared to 2.58% at December 31, 2020.

Nonaccrual loans represented 2.47% of the total loan portfolio at March 31, 2021 as compared to 2.58% at December 31, 2020.  The nonperforming loan portfolio was relatively unchanged at March 31, 2021, as compared to December 31, 2020.  The decrease in the nonperforming loans to totals loans was due to the increase in overall loans, with nonperforming loans remaining relatively consistent.  Management is monitoring these entities closely and has incorporated our current estimate of the ultimate collectability of these loans into the reported allowance for loan losses at March 31, 2021.

The following table summarizes nonaccrual loans by category and status at March 31, 2021:

(Unaudited)

Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status	Loan Balance In Deferral
Secured residential mortgage:
	Real Estate	33	$2,899	$88	85%	Under active resolution management by the Bank.	$107

Secured commercial real estate:
	Hotel	1	7,202	7,202	73%	Currently making principal and interest payments. The borrower has substantial deposits with the Bank.	-
	Private Museum	1	1,385	1,385	79%	The Bank is working on a modification with the borrower. The borrower has substantial deposits with the Bank.	-
	Recreational	1	1,234	1,234	50%	The loan is currently classified as a Troubled Debt Restructuring (TDR). Next payment is due June 1, 2021.	1,234
	All other	11	1,629	148	86%	Under active resolution management by the Bank.	259

Commercial lines of credit		5	196	39	N/A	Under active resolution management by the Bank.	-

Commercial and industrial:
	Real Estate	1	4,485	4,485	41%	The Bank modified the loan and the next payment is due June 1, 2021. Repayment expected from operations, pledges and collateral value.	4,485
	All Others	10	1,712	171	N/A	Under active resolution by the Bank.	240

Consumer loans		30	601	20	N/A	Under active resolution management by the Bank.	-
		93	$21,343	$229			$6,325

The allowance for loan losses to non-performing loans at March 31, 2021 was 64.16%, compared with 59.89% at December 31, 2020 and 205.87% at March 31, 2020. The change in the allowance for loans losses to non-performing loans is primarily due to the changes in nonaccrual loans discussed above.

COVID-19 Additional Discussion

Pathfinder Bank has participated in all rounds of the Payroll Protection Program (“PPP”) to date.  The Program was initially established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”). The PPP was renewed under the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021. While these legislative actions, and the programs that resulted therefrom, appear to have significantly reduced the negative near-term economic impact of the pandemic, the future trajectory of the economy and the economy’s effect on the financial condition and results of the Company’s operations cannot be predicted with certainty.

Supplemental Disclosure – Deferred Loan Statistics

Beginning in late March 2020, as part of the its response to the realized and potential economic effects of the COVID-19 pandemic, the Bank granted loan payment deferrals to the substantial majority of commercial and consumer customers who had made requests for such accommodations.  These deferrals were granted following individual discussions with each borrower and were generally for periods of 90 or 180 days at the outset.  Following discussions with certain borrowers, additional loan payment deferral periods of up to 90 days were granted following the expiration of the initial 90- to 180-day deferral periods.  Typically, scheduled interest payments placed into deferred status have been added to future scheduled payments and are expected to be collected in total at the original maturity date of the loan.

As of March 31, 2021, the Bank had active deferrals on a total of 17 loans with aggregated outstanding balances of $8.4 million.  Of that total, eight deferred loans were either residential mortgage loans or consumer loans.  These two categories of deferred loans had outstanding loan principal balances totaling $793,000 at March 31, 2021. ).  Of the eight residential mortgage loans or consumer loans in deferral status at March 31, 2021, one loan, representing $107,000 is also in nonaccrual status at that date and has been included in the nonaccrual loan totals disclosed in the table above.  Due to the substantially smaller outstanding balances of individual loan within these categories and the presence of significant collateralization in the case of residential mortgage loans, management does not consider the loans in these categories to be at increased risk of impairment as a result of their recent or current deferral status.

Of the nine remaining loans granted deferral status at March 31, 2021, $7.6 million were commercial real estate and commercial & industrial loans (collectively, “commercial” loans).  Of the nine commercial loans in deferral status at March 31, 2021, six loans, representing $6.2 million are also in nonaccrual status at that date and have been included in the nonaccrual loan totals disclosed in the table above.  Of this $6.2 million in deferred commercial loans, $500,000 have deferral periods that have been extended beyond a cumulative total of 180 days.

Cash Dividend Declared

On March 29, 2021, the Company announced that its Board of Directors had declared a cash dividend of $0.07 per share on the Company's common and preferred stock, and a cash dividend of $0.07 per notional share for the issued common stock warrant relating to the fiscal quarter ending March 31, 2021. This represents an increase of $0.01, or 16.7%, compared to the prior dividend of $0.06 per share. The dividend will be payable to all shareholders of record on April 15, 2021 and will be paid on May 7, 2021.  Based on the closing price of the Company’s common stock of $14.80 on April 30, 2021, the implied dividend yield is 1.9%. The quarterly cash dividend of $0.07 equates to a dividend payout ratio of 18.4%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc. (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At March 31, 2021, there were 4,540,520 shares of common stock issued and outstanding, as well as 1,380,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At March 31, 2021, the Company and subsidiaries had total consolidated assets of $1.31 billion, total deposits of $1.07 billion and shareholders' equity of $99.9 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2021	2020
Condensed Income Statement
Interest and dividend income	$10,942	$11,043
Interest expense	2,382	3,264
Net interest income	8,560	7,779
Provision for loan losses	1,028	1,067
	7,532	6,712
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,290	1,244
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	321	698
Gains (losses) on marketable equity securities	234	(194)
Noninterest expense	6,636	6,245
Income before income taxes	2,741	2,215
Provision for income taxes	549	455

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$2,192	$1,760
Net income attributable to noncontrolling interest	38	70
Net income attributable to Pathfinder Bancorp Inc.	$2,154	$1,690
Convertible preferred stock dividends	97	69
Warrant dividends	9	8
Undistributed earnings allocated to participating securities	439	290
Net income available to common shareholders	$1,609	$1,323

	For the Periods Ended
	(Unaudited)
	March 31,	December 31,	March 31,
	2021	2020	2020
Selected Balance Sheet Data
Assets	$1,307,156	$1,227,443	$1,107,643
Earning assets	1,237,704	1,159,778	1,006,535
Total loans	865,307	825,495	750,522
Deposits	1,068,908	995,907	899,860
Borrowed funds	86,500	82,050	91,437
Allowance for loan losses	13,693	12,777	9,606
Subordinated loans	39,443	39,400	15,136
Pathfinder Bancorp, Inc. Shareholders' equity	99,939	97,456	88,006

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.05%	0.08%	0.07%
Allowance for loan losses to period end loans	1.58%	1.55%	1.28%
Allowance for loan losses to nonperforming loans	64.16%	59.89%	205.87%
Nonperforming loans to period end loans	2.47%	2.58%	0.62%
Nonperforming assets to total assets	1.63%	1.74%	0.43%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2021	2020
Key Earnings Ratios
Return on average assets	0.68%	0.62%
Return on average common equity	10.50%	8.71%
Return on average equity	8.62%	7.27%
Net interest margin	2.85%	3.03%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding*	4,442,231	4,606,772
Basic earnings per share*	$0.36	$0.29
Diluted weighted average shares outstanding*	4,442,231	4,606,772
Diluted earnings per share*	$0.36	$0.29
Cash dividends per share	$0.07	$0.06
Book value per common share at March 31, 2021 and 2020	$18.07	$15.32
Tangible book value per common share at March 31, 2021 and 2020	$17.04	$14.34
Tangible book value per common and preferred share at March 31, 2021 and 2020	$16.09	$14.13
Tangible equity to tangible assets at March 31, 2021 and 2020	7.31%	7.55%
Tangible equity to tangible assets at March 31, 2021 and 2020, adjusted	7.79%	7.55%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity	$99,939	$88,006
Intangible assets	(4,665)	(4,681)
Convertible preferred equity	(17,901)	(15,369)
Common tangible equity	77,373	67,956
Common shares outstanding	4,541	4,740
Tangible book value per common share	$17.04	$14.34

Tangible book value per common and fully converted preferred share
Total equity	$99,939	$88,006
Intangible assets	(4,665)	(4,681)
Common and convertible preferred tangible equity	95,274	83,325
Common shares outstanding	4,541	4,740
Convertible preferred shares outstanding	1,380	1,155
Common and convertible preferred shares outstanding	5,921	5,895
Tangible book value per common and (fully converted) preferred share	$16.09	$14.13

Tangible equity to tangible assets
Tangible common equity (fully converted basis)	$95,274	$83,325
Tangible assets	1,302,491	1,102,962
Tangible equity to tangible assets ratio	7.31%	7.55%

Tangible equity to tangible assets, adjusted
Tangible common equity (fully converted basis)	$95,274	$83,325
Tangible assets	1,302,491	1,102,962
Less: Paycheck Protection Program (PPP) loans	(79,674)	-
Total assets excluding PPP loans	1,222,817	1,102,962
Tangible equity to tangible assets ratio, excluding PPP loans	7.79%	7.55%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and twelve months ended December 31, 2020 and 2019.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	(Unaudited) For the three months ended March 31,
	2021			2020
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$849,676	$8,847	4.16%	$761,214	$9,242	4.86%
Taxable investment securities	308,259	2,063	2.68%	247,651	1,762	2.85%
Tax-exempt investment securities	12,234	29	0.95%	1,364	7	2.05%
Fed funds sold and interest-earning deposits	32,414	3	0.04%	15,683	32	0.82%
Total interest-earning assets	1,202,583	10,942	3.64%	1,025,912	11,043	4.31%
Noninterest-earning assets:
Other assets	82,353			77,009
Allowance for loan losses	(13,057)			(8,704)
Net unrealized gains on available-for-sale securities	1,314			119
Total assets	$1,273,193			$1,094,336
Interest-bearing liabilities:
NOW accounts	$94,951	$57	0.24%	$75,845	$29	0.15%
Money management accounts	15,597	4	0.10%	14,184	5	0.14%
MMDA accounts	235,289	255	0.43%	194,458	402	0.83%
Savings and club accounts	111,317	33	0.12%	87,118	26	0.12%
Time deposits	399,176	1,178	1.18%	403,214	2,094	2.08%
Subordinated loans	39,412	557	5.65%	15,131	206	5.45%
Borrowings	85,070	298	1.40%	87,019	502	2.31%
Total interest-bearing liabilities	980,812	2,382	0.97%	876,969	3,264	1.49%
Noninterest-bearing liabilities:
Demand deposits	180,442			112,358
Other liabilities	11,944			12,059
Total liabilities	1,173,198			1,001,386
Shareholders' equity	99,995			92,950
Total liabilities & shareholders' equity	$1,273,193			$1,094,336
Net interest income		$8,560			$7,779
Net interest rate spread			2.67%			2.82%
Net interest margin			2.85%			3.03%
Ratio of average interest-earning assets to average interest-bearing liabilities			122.61%			116.98%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	(Unaudited) Three months ended March 31,
	2021 vs. 2020
	Increase/(Decrease) Due to
			Total
			Increase
(In thousands)	Volume	Rate	(Decrease)
Interest Income:
Loans	$4,567	$(4,962)	$(395)
Taxable investment securities	928	(627)	301
Tax-exempt investment securities	67,867	(67,845)	22
Interest-earning deposits	114	(143)	(29)
Total interest income	73,476	(73,577)	(101)
Interest Expense:
NOW accounts	8	20	28
Money management accounts	3	(4)	(1)
MMDA accounts	426	(573)	(147)
Savings and club accounts	9	(2)	7
Time deposits	(21)	(895)	(916)
Subordinated loans	343	8	351
Borrowings	(11)	(193)	(204)
Total interest expense	757	(1,639)	(882)
Net change in net interest income	$72,719	$(71,938)	$781

The above information is preliminary and based on the Company's data available at the time of presentation.